Exhibit 99.2

Item 9.01(a) Financial Statements of Business Acquired – Unaudited Consolidated Financial Statements

FULLSCOPE, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIODS ENDED SEPTEMBER 30, 2009 and 2008

FULLSCOPE, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(Amounts in Thousands, Except Share Data)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,304	$1,247
Restricted cash	701	—
Accounts receivable, net	3,970	3,000
Prepaid expenses and other current assets	156	222

Total current assets	12,131	4,469

Property and equipment, net	174	168
Restricted cash	—	25
Capitalized software costs, net	41	2,097
Other assets	24	—

Total assets	$12,370	$6,759

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$5,228	$2,806
Line of credit	1,724	1,756
Notes payable, related parties, current	125	250
Current portion of capital lease obligations	60	64
Deferred revenue	878	983

Total current liabilities	8,015	5,859

Accrued expenses	—	209
Other liabilities	130	—
Capital lease obligations	—	38
Warrant liability	71	71

Total liabilities	8,216	6,177

Series III redeemable convertible preferred stock, $0.0001 par value, 583,175,210 shares designated, 523,392,296 shares issued and outstanding (liquidation preference of $3,574,000)	3,574	3,217

Series IV redeemable convertible preferred stock, $0.0001 par value, 273,760,973 shares designated, 193,791,264 shares issued and outstanding (liquidation preference of $1,367,000)	1,367	1,280

Total redeemable convertible preferred stock	4,941	4,497

Common stock, $0.0001 par value, 1,992,502,790 shares authorized, 75,495,728 shares issued and outstanding	8	8
Additional paid in capital	24,409	24,852
Accumulated other comprehensive loss	(606)	(735)
Accumulated deficit	(24,598)	(28,040)

Total stockholders’ deficit	(787)	(3,915)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$12,370	$6,759

See accompanying notes to unaudited consolidated financial statements.

FULLSCOPE, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands)

	For the Nine Months Ended
	September 30,	September 30,
	2009	2008
Revenue:
Service revenue	$9,541	$7,090
Software and license revenue	7,706	8,486
Asset sale (Note 10)	6,800	263
Reimbursable expenses	1,113	859

Total revenues	25,160	16,698

Cost of revenue:
Project and personnel costs	5,243	5,047
Software and license costs	4,465	4,728
Amortization of software development costs	616	548
Asset sale	1,897	—
Reimbursable expenses	1,113	859

Total cost of revenue	13,343	11,182

Gross profit	11,826	5,516

Operating expenses:
Selling, general and administrative	4,743	3,808
Research and development	584	473
Axapta process	562	661
Customer relations	153	146
Depreciation	98	92

Total operating expenses	6,140	5,180

Operating income	5,686	336

Other expense:
Interest expense, net	(67)	(143)
Other expense, net	—	5
Loss on foreign currency exchange	(14)	(41)

Total other expense, net	(81)	(179)

Income before income taxes	5,605	157

Provision for income taxes	2,138	60

Net income	$3,467	$97

See accompanying notes to unaudited consolidated financial statements.

FULLSCOPE, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	For the Nine Months Ended
	September 30,	September 30,
	2009	2008
Cash Flows from Operating Activities:
Net income	$3,467	$97
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98	92
Amortization	616	548
Deferred income taxes	—	587
Gain on asset sale	(5,103)	—
Changes in operating accounts:
Accounts receivable, net	(970)	1,657
Prepaid expenses, other current assets and other assets	42	(429)
Accounts payable and accrued expenses	2,320	(137)
Deferred revenue	(105)	(87)

Net cash provided by operating activities	365	2,328

Cash Flows from Investing Activities:
Proceeds from asset sale	7,000	—
Capitalization of software costs	(457)	(1,031)
Changes in unrestricted cash	(676)	—
Purchases of property and equipment	(58)	(6)

Net cash provided by (used in) investing activities	5,809	(1,037)

Cash Flows from Financing Activities:
Repayment of note payable	—	(5)
Borrowings against line of credit	—	380
Repayments of line of credit	(32)	(261)
Repayments of long term debt	—	(281)
Payment capital lease obligations	(88)	(65)
Repayment on stockholder advances	(125)	(125)

Net cash used in financing activities	(245)	(357)

Effects of exchange rates on cash	128	(233)

Net increase (decrease) in cash and cash equivalents	6,057	701
Cash and cash equivalents, beginning of period	1,247	1,326

Cash and cash equivalents, end of period	$7,304	$2,027

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$84	$159

Cash paid for income taxes	$174	$308

Supplemental Disclosure of Non-Cash Financing Activities:
Accretion of redeemable preferred stock	$444	$424

Acquisition of property and equipment under capital leases	$45	$19

Unrecognized tax benefits	$25	$—

See accompanying notes to unaudited consolidated financial statements.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Fullscope, Inc. (“Fullscope” or the “Company”) was incorporated July 14, 1999 in the state of Delaware. In February 2002, the Company acquired RedKlay Web Solutions, Inc., a company engaged in the business of developing, marketing, distributing, licensing, maintaining and supporting customer-driven collaborative commerce software and service solutions to middle-market manufacturing and distribution companies. After acquisition, the Company integrated the two operations, and offers uniform products and services to middle-market manufacturers under the name Fullscope. Fullscope Canada operations include a Canadian subsidiary, Fullscope Software Solutions Canada, Inc., which is engaged in the same line of business. In 2008, Fullscope changed the name of its Canadian Subsidiary from RedKlay Web Solutions Canada, Inc. to Fullscope Software Solutions Canada, Inc. (“Fullscope Canada”).

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, which are considered necessary for fair presentation, have been included. For further information, you should refer to the audited financial statements and accompanying notes included in this Current Report on Form 8-K/A.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

Basis of Presentation – The unaudited consolidated financial statements include the accounts of Fullscope and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

As discussed in Note 11 of the notes to unaudited consolidated financial statements, on December 31, 2009, all of the outstanding stock of the Company was acquired by Edgewater Technology, Inc. (“Edgewater”).

Use of Estimates – The unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These estimates, judgments and assumptions used in preparing the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. Although the Company regularly assesses these estimates, judgments and assumptions used in preparing these consolidated financial statements, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

Cash and Cash Equivalents – Cash and cash equivalent balances consist of deposits, investments in money market funds and repurchase agreements with large U.S and Canadian commercial banks. All highly liquid investments with remaining maturities of three months or less at the date of purchase are considered cash equivalents.

Restricted Cash – As of September 30, 2009, the restricted cash represents an escrow deposit made in connection with Fullscope’s sale of certain intellectual property in June 2009 and is scheduled to be released in June 2010. See Note 10 of the notes to unaudited consolidated financial statements included elsewhere herein. As of December 31, 2009, the restricted cash balance was comprised of a bank certificate of deposit required as collateral by the Company’s vendor agreement with Microsoft Corporation (“Microsoft”). The escrow deposits are invested in interest-bearing accounts at federally insured banks.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable are presented net of an allowance for doubtful accounts of approximately $196 thousand and $283 thousand as of September 30, 2009 and December 31, 2008, respectively.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company maintains an allowance for doubtful accounts related to its accounts receivable that have been deemed to have a high risk of collectability. Management reviews its accounts receivable balances on a monthly basis to determine if any receivables are potentially uncollectible. Management further analyzes historical collection trends and changes in its customer payment patterns, customer concentration and credit worthiness when evaluating the adequacy of its allowance for doubtful accounts. The Company includes any accounts receivable balances that are deemed to be potentially uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. Based on the information available, management believes the allowance for doubtful accounts is adequate, however future write-offs could exceed the recorded allowance.

Property and Equipment – Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Equipment held under capital leases is amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the term of the lease. See Note 4 and Note 9 of the notes to unaudited consolidated financial statements included elsewhere herein. Additions that extend the lives of the assets are capitalized, while repairs and maintenance costs are expensed as incurred.

Capitalized Software Costs – The Company accounts for software development costs related to software products sold to customers in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 985-20, “Costs of Software to Be Sold, Leased, or Marketed.” The Company begins to capitalize development costs when a product’s technological feasibility has been established and ends when a product is available for general release to customers. Software development costs consist primarily of compensation and related benefits, consulting fees and other operating costs associated with the software development department. Capitalized software costs are amortized over the period of expected benefit, which is typically two to four years, at a rate based on the higher of the straight-line or expected revenue methods. The Company had capitalized software costs of $506 thousand and $3.8 million, less accumulated amortization of $465 thousand and $1.7 million, as of September 30, 2009 and December 31, 2008, respectively.

Fair Value of Financial Instruments – Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, notes payable and preferred stock warrants. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term nature of such instruments. The carrying amounts of borrowings under the Company’s debt facilities approximate their fair values as of September 30, 2009 and December 31, 2008, based on the determination that the stated rates on such debt are consistent with current interest rates for similar borrowing arrangements available to the Company. The carrying amounts of preferred stock warrant liabilities are revalued and adjusted at the end of each reporting period to reflect their fair value using the Black-Scholes valuation model.

Revenue Recognition and Deferred Revenues – The Company generates revenues by charging license, subscription and maintenance fees for the use of its technology and reselling products, primarily from Microsoft. The Company also offers professional services related to these solutions for activities such as project implementation and training.

Total subscription fees are recognized ratably over the term of the agreement. Revenues from the sale of software licenses and custom development and implementation services under fixed-fee contracts are recognized using the percentage-of-completion method over the term of the development and implementation services. Losses expected to be incurred on custom development and implementation services contracts in process, for which the fee is fixed, are charged to income in the period in which the estimated losses are initially identified.

Revenues from the sale of standardized versions of software are recognized upon customer acceptance. Revenues from implementation services are recognized concurrently with the effort and costs incurred by the Company, at billable rates specified in the terms of the contract.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company sells maintenance contracts to provide updates and standard enhancements to its software products and also sells third party maintenance contracts for standardized versions of the software. Maintenance fee revenue for the Company’s software products is recognized ratably over the term of the arrangements, generally one year. Maintenance fee revenues for third party maintenance contracts are recognized upon customer acceptance. Deferred revenue as of September 30, 2009 and December 31, 2008 included $178 thousand and $483 thousand of prepaid maintenance fees and implementation services, which are deferred until the services have been delivered. Additionally, as of September 30, 2009 and December 31, 2008, the Company is reporting deferred revenue of $700 thousand and $500 thousand, respectively, related to an asset purchase agreement with Microsoft to purchase certain software. See Note 10 of the notes to unaudited consolidated financial statements included elsewhere herein.

Out-of-pocket reimbursable expenses charged to customers are reflected as revenue.

Cost of Revenue – Cost of revenue primarily consists of project personnel costs principally related to salaries, payroll taxes, employee benefits and travel expenses for personnel dedicated to customer projects. Cost of revenue also includes costs of purchased software and reimbursable customer expenses. These costs represent the most significant expense incurred in providing services to the Company’s client base.

Provision for Taxes – In determining our current income tax provision, we assess temporary differences resulting from different treatments of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded in our consolidated balance sheets. We evaluate the realizability of our deferred tax assets and assess the need for a valuation allowance on an ongoing basis. In evaluating our deferred tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred tax assets depends upon generating sufficient future taxable income during the periods in which our temporary differences either become deductible or expire. This assessment requires significant judgment. However, recovery is dependent on achieving such projections and failure to do so would result in an increase in the valuation allowance in a future period.

Any future changes in the valuation allowance could result in additional income tax expense (benefit) and reduce or increase stockholders’ equity, and such changes could have a significant impact upon our earnings in the future.

Being a non-public entity, the Company adopted the provisions of ASC Topic 740, “Income Taxes,” specific to the recognition of unrecognized tax benefits, interest and penalties effective January 1, 2009. We established a $25 thousand liability for unrecognized income tax benefits, penalties and interest at the time of our adoption. The establishment of the liability was recorded as an adjustment to retained deficit and was not recorded as current year income tax expense. No amounts were accrued as of December 31, 2008 related to unrecognized tax benefits, penalties and interest.

We do not expect our unrecognized tax benefits to change significantly over the next twelve months. Income tax reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not realized following resolution of any potential contingencies present related to the tax benefit.

Concentrations of Credit Risk – Financial instruments that potentially subject the Company to significant concentration of market or credit risk consist principally of cash equivalent instruments and accounts receivable. The Company places its cash balances with reputable financial institutions. At September 30, 2009, the Company had cash balances at a financial institution in excess of federally insured limits; however, management does not believe that the Company is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history and generally does not require collateral.

Comprehensive Income (Loss) – Comprehensive income consists of periodic net income (loss) and gains (losses) related to foreign currency translations.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Preferred Stock Warrant Liability – The Company classifies its freestanding warrants, which are redeemable and have characteristics of both liabilities and equity as a liability in the accompanying balance sheet as of September 30, 2009 and December 31, 2008. The warrant liability is reported at fair value. Periodic changes in the fair value of the warrants are recorded as a component of other income or expense.

Fair Value Measurements – The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy defined by ASC Topic 820, “Fair Value Measurements and Disclosures.” The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement.

As of September 30, 2009 and December 31, 2008, the Company used the fair value of common stock to determine the value of warrants to purchase convertible redeemable preferred stock issued in connection with debt financing and recorded a warrant liability. The fair value of the warrants was determined using the Black-Scholes pricing model and assumptions that management believes market participants would use to determine a current transaction price. This valuation technique involves management’s estimates and judgment based on unobservable inputs and is classified in Level 3. No changes to the fair value of the warrants were recorded by the Company during the nine-month period ended September 30, 2009.

Share-based Compensation – We recognize as compensation expense the total fair value of share-based awards, over the requisite employee service period (generally the vesting period of the grant). We have used and expect to continue to use the Black-Scholes option-pricing model to compute the estimated fair value of stock-based awards on the date of grant. The Black-Scholes option pricing model includes assumptions regarding dividend yields, expected volatility, expected option term and risk-free interest rates. We estimate expected volatility based upon historical volatility. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

The assumptions used in computing the fair value of stock-based awards reflect our best estimates, but involve uncertainties relating to market and other conditions, many of which are outside of our control. As a result, if other assumptions or estimates had been used, the stock-based compensation expense, if any, that was recorded could have been materially different. Furthermore, if different assumptions are used in future periods, stock-based compensation expense could be materially impacted in the future.

All of the Company’s issued and outstanding share-based awards were fully vested in 2006. There was no share-based compensation expense recorded by the Company during the nine-month periods ended September 30, 2009 and 2008. As of September 30, 2009, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements.

Foreign Currency Translation – The financial statements for the Company’s non-U.S. operations are translated to U.S. dollars at current exchange rates. For assets and liabilities, the year-end rate is used. For revenues, expenses, gains and losses, the average rate for the period is used. Unrealized currency adjustments in our financial statements are accumulated in equity as a component of accumulated other comprehensive income (loss).

Recently Issued Accounting Pronouncements – Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements” amends ASC Subtopic 650-25, “Revenue Recognition—Multiple-Element Arrangements” to eliminate the requirement that all undelivered elements have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Additionally, the new guidance will require entities to disclose more information about their multiple-element revenue arrangements. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company does not believe that the adoption of this ASU will have a material impact on its consolidated financial statements.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value” allows entities determining the fair value of a liability to use the perspective of an investor that holds the related obligation as an asset. The ASU is effective for interim and annual periods beginning after August 27, 2009, and applies to all fair-value measurements of liabilities required by GAAP. The Company does not believe that the adoption of this ASU will have a material impact on its consolidated financial statements.

In July 2009, FASB issued Statements of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” which is codified in the ASC under Topic 105, “Generally Accepted Accounting Principles” (“ASC Topic 105”). ASC Topic 105 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with Generally Accepted Accounting Principles in the United States. ASC Topic 105 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASC Topic 105 during the third quarter of 2009.

In May 2009, FASB issued SFAS No. 165, “Subsequent Events,” which is now codified in ASC Topic 855, “Subsequent Events” (“ASC Topic 855”). ASC Topic 855 defines the subsequent events or transactions period, circumstances under which such events or transactions should be recognized, and disclosures regarding subsequent events or transactions. ASC Topic 855 is effective for interim or annual periods ending after June 15, 2009. The Company has adopted the provisions of ASC Topic 855 as of June 30, 2009. Although our adoption did not materially impact our financial condition, results of operations, or cash flows, the Company is now required to provide additional disclosures, which are included in Note 2 “–Basis of Presentation” of the notes to unaudited consolidated financial statements.

In April 2009, FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is now codified in the ASC under Topic 825, “Financial Instruments” (“ASC Topic 825”). This standard extends the disclosure requirements concerning the fair value of financial instruments to interim financial statements of publicly traded companies. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and as such, became effective for the Company in the quarter ended June 30, 2009. Although our adoption did not materially impact our financial condition, results of operations, or cash flows, the Company is now required to provide additional disclosures, which are included in Note 2 “– Fair Value Measurements” of the notes to the unaudited consolidated financial statements.

3.	LIQUIDITY

The accompanying unaudited consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company is reporting both a stockholders’ deficit and working capital deficit of $787 thousand and $4.1 million as of September 30, 2009, respectively. The Company believes cash and cash equivalents are sufficient to fund its short-term operating and liquidity requirements over the next twelve months.

On December 31, 2009, the outstanding stock of the Company was acquired by Edgewater Technology, Inc. See Note 11 of the notes to unaudited consolidated financial statements included elsewhere herein.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

4.	PROPERTY & EQUIPMENT

Property and equipment consisted of the following:

	Estimated Useful Lives (In Years)	September 30, 2009	December 31, 2008
		(In Thousands)
Furniture and equipment	5	$1,245	$1,139
Computer software and equipment	3	152	150

Total costs		1,397	1,289
Less: Accumulated depreciation and amortization		1,223	1,121

Property and equipment, net		$174	$168

Depreciation expense for the nine-month period ended September 30, 2009 and 2008 was $98 thousand and $92 thousand, respectively.

The above table of property and equipment includes assets under capital leases as listed below.

	September 30, 2009	December 31, 2008
	(In Thousands)
Computer software and equipment	$367	$322
Less: Accumulated depreciation and amortization	279	201

Property and equipment, net	$88	$121

5.	LINE OF CREDIT

In May 2009, the Company entered into an agreement to extend its line of credit (the “New Line of Credit”). The New Line of Credit has a borrowing limit of $2.3 million and a maturity date of May 31, 2010. Interest on the New Line of Credit accrues at the prime rate listed in the Wall Street Journal, plus 4.0% (9.0% as of September 30, 2009). The Company had a balance due under the New Line of Credit of $1.7 million as of September 30, 2009. Prior to May 2009, the Company maintained a line of credit with a borrowing limit of $1.8 million and a maturity date of May 31, 2009 (the “Old Line of Credit”). Interest on the Old Line of Credit accrued at the prime rate listed in the Wall Street Journal, plus 2.5% (5.75% as of December 31, 2008). The Company had a balance due under the New Line of Credit of $1.8 million as of December 31, 2008. Advances under the line of credit agreements are based on 80% of eligible accounts receivable balances and 65% of eligible foreign accounts receivable balances. The line of credit is secured by the assets of the Company. The Company must maintain certain covenants which include the provision of financial reports and the maintenance of certain financial ratios. The Company has not complied with certain reporting and financial covenants as of December 31, 2008. In March 2009, the bank agreed to waive all violations through December 31, 2008 and revised the financial covenants. The Company was in compliance with the revised covenants as of September 30, 2009.

As described more fully in Note 11, on December 31, 2009, the Company’s outstanding stock was acquired by Edgewater Technology, Inc. Prior to the completion of the acquisition, the Company, on December 31, 2009 paid down all outstanding principal and interest amounts under the New Line of Credit.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

6.	STOCKHOLDERS EQUITY

Capital Structure

Authorized Shares – The Company is authorized to issue up to 1,992,502,790 shares of $0.0001 par value common stock and 856,936,183 shares of $0.0001 par value preferred stock, of which 583,175,210 have been designated as Series III redeemable preferred stock (“Series III”) and 273,760,973 have been designated as Series IV redeemable preferred stock (“Series IV”).

Common Stock

Stockholders’ Agreement – A stockholders’ agreement restricts the transfer of common stock, details provisions covering the election of directors and officers, and covers certain other matters related to the rights of the stockholders.

Redeemable Convertible Preferred Stock

As of September 30, 2009 and December 31, 2008, the Company had outstanding 523,392,296 and 193,791,264 shares of Series III and Series IV, respectively.

Liquidation Rights – Upon any liquidation, dissolution or winding up of the Company, the holders of the outstanding shares of Series III shall be entitled to receive in preference to the holders of common stock and holders of any class of stock ranking junior to the Series III of the Company, an amount per share equal to two times the invested amount plus all accrued but unpaid dividends on each share of preferred stock; provided, however, that with respect to any liquidation, dissolution or winding up of the Company, that values the Company in excess of $10.0 million, the liquidation preference shall be automatically increased to an amount per share equal to four times the invested amount plus all accrued but unpaid dividends on each share of preferred stock. Such amounts shall be paid to each holder in cash, unless agreed to otherwise by such holder.

The holders of the outstanding shares of Series IV shall be entitled to receive in preference to the holders of common stock and the holders of any other class or Series of stock of the Company, an amount per share equal to the invested amount plus all accrued but unpaid dividends on each share of preferred stock.

Upon the completion of the liquidation distribution, the holders of preferred stock shall automatically be converted into common stock at the then effective conversion rate and the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of preferred stock (as converted) and common stock pro rata based on the number of shares of common stock held by each.

Voting Rights – The holder of each share of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock would be convertible.

At any such time and for so long as any shares of preferred stock are outstanding, the number of directors of the Company shall be seven directors, to be elected as follows:

a.	four directors shall be elected by the holders of preferred stock; and

b.	three directors shall be elected by the holders of a majority-in-interest of the common stock.

So long as at least 25% of preferred stock are then outstanding, except where the vote or written consent of the holder of a greater number of shares is required by law or by another provision of the certificate of incorporation, without first obtaining the affirmative vote or written consent of the holders of at least a majority, the Company shall not:

a.	amend or repeal any provision of, or add any provision to, the Company’s certificate of incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of preferred stock;

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

6.	STOCKHOLDERS EQUITY (Continued)

b.	create or authorize the creation or increase the authorized amount of any additional class or series of shares of stock, unless the same ranks junior to preferred stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Company; or create or authorize any obligation or security convertible into shares of any class or series of stock unless such class or series of stock ranks junior to preferred stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Company; regardless of whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation, or by merger, consolidation or otherwise;

c.	increase or decrease the authorized number of shares of preferred stock;

d.	enter into any agreement or understanding with respect to a capital transaction;

e.	voluntarily or involuntarily liquidate, dissolve or wind up the Company or its business;

f.	enter into any transaction or series of transactions (including without limitation by merger, consolidation or otherwise) which directly or indirectly effects an amendment of the Company’s certificate of incorporation or certificate of designation;

g.	pay any dividends with respect to any shares of common stock or any equity securities of the Company junior to the preferred stock;

h.	purchase, redeem or otherwise acquire for value any shares of any class of its capital stock or cause or permit any employee stock ownership plan, including any employee stock ownership plan as defined in Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, to purchase shares of any class of its capital stock except for repurchases of shares from former employees upon termination of employment pursuant to the terms of such former employees’ stock purchase agreements providing for such repurchases at the original issuance prices for such shares and except for redemption of the preferred stock;

i.	adopt or amend a stock option plan or employee stock ownership plan;

j.	make any capital expenditure, acquisitions or investments in excess of $300 thousand;

k.	license, sell or dispose of any asset or investment other than in the ordinary course of business with either a book value or fair market value in excess of $300 thousand;

l.	change the nature of its business; or

m.	amend the provisions pertaining to majority approval.

Conversion – Each share of preferred stock shall be convertible, at the option of the holder at any time after the date of issuance and without payment of additional consideration, into such number of common shares as is determined by dividing the consideration received by the Company for the purchase of each share by the conversion price in effect at the time of conversion. The conversion price shall initially be the amount of consideration received for each share. The conversion price is subject to adjustment for subdivisions, dividends, combinations, reclassifications, merger, sale, etc. Any unpaid or declared but unpaid dividends on the shares of preferred stock may also be converted into common stock.

Dividend Rights – The holders of the preferred stock shall be entitled to receive, out of funds legally available for the declaration of dividends, preferential cumulative dividends in a per share amount equal to 9% of the invested amount per share per annum on each share of preferred stock, which dividends shall accrue and shall be payable only upon conversion, liquidation or redemption. Such dividends shall commence to accrue on the shares of preferred stock, compound annually and be cumulative from and after the original date of issuance, whether or not the Board of Directors declares dividends. Such dividends shall be calculated on the basis of a 365-day year and shall be paid pro rata among the holders of the preferred stock.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

6.	STOCKHOLDERS EQUITY (Continued)

The dividend rate specified above shall be equitably adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like. In addition, the holders of shares of preferred stock shall be entitled to receive, out of the assets legally available therefore, dividends that are declared and paid with respect to the common stock (treating each share of preferred stock as being equal to the number of shares of common stock (including fractions of a share) into which each share of preferred stock is then convertible). No dividends may be paid with respect to the common stock of the Company until all dividends declared or accrued on all outstanding shares of the preferred stock have been set apart and paid. The Company shall be under no obligation to pay such dividends unless so declared by the Board of Directors. No dividends have been declared as of September 30, 2009. The cumulative dividends for the Series III were $740 thousand and $600 thousand as of September 30, 2009 and December 31, 2008, respectively. The cumulative dividends for the Series IV were $235 thousand and $148 thousand as of September 30, 2009 and December 31, 2008, respectively. The cumulative dividends have been included in the accretion.

Redemption – At any time after December 21, 2009 for the Series III and August 2012 for the Series IV and following the approval of a majority, each holder of preferred stock may elect to cause a redemption of all the shares of preferred stock held by such holder (an “Electing Holder”). The Company shall redeem all of the then outstanding shares of preferred stock held by the Electing Holder by paying to such Electing Holder in cash an amount per share equal to the greater of: (a) the liquidation preference or (b) the fair market value of each such share. The “Fair Market Value” of a share of preferred stock shall mean the value jointly determined by the Company and the Electing Holders. In the opinion of management, the fair market value of the preferred stock was approximately $0.006 as of September 30, 2009 and December 31, 2008.

Preemptive Rights – The holders of preferred stock shall have the right of first refusal to purchase any new securities (as defined in this Section (6)) that the Company may, from time to time, propose to sell and issue.

7.	WARRANTS

A summary of warrants outstanding as of September 30, 2009 and December 31, 2008 is as follows:

Warrants		Exercise Price	Expiration Date
Common stock warrants outstanding	2,903,538	$0.0001	January – December 2011
Common stock warrants issues to related parties (see Note 8)	30,536,361	$0.0001	December 24, 2011
Series III preferred stock warrants issued to related parties (see Note 8)	7,213,030	$0.003	December 24, 2011
Series III preferred stock warrant issued to bank	14,426,059	$0.003	December 24, 2011

Total Warrants	55,078,988

In December 2004, the Company entered into a $1.0 million promissory note with a bank payable in December 2005. In conjunction with the note, the Company granted the bank a warrant to purchase 14,426,059 shares of Series III preferred stock with an exercise price of $0.003 (the “Bank Warrants”). The estimated fair value of the Bank Warrants according to the Black-Scholes pricing model was $39 thousand, which was recorded as a warrant liability and debt discount. As of December 31, 2008, the debt discount had been fully amortized. The Bank Warrants liability, subsequent to its periodic revaluation, was $47 thousand as of September 30, 2009 and December 31, 2008, reflecting the fair market value of the Bank Warrants.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

8.	RELATED-PARTY TRANSACTIONS

Notes Payable – In December 2004, the Company entered into promissory notes with three stockholders at an aggregate value of $500 thousand (the “Stockholder Notes”). Interest accrues at a rate of 1% per month on outstanding principal balances and is payable monthly. The maturity date for the notes, inclusive of outstanding principal and unpaid interest, was originally set to mature after thirty-six months. The maturity date was subsequently extended to June 2009 and then, during 2009, it was further extended to December 31, 2009. As of September 30, 2009 and December 31, 2008 the aggregate outstanding balances on the Stockholder Notes was $125 thousand and $250 thousand, respectively. Interest expense of $21 thousand and $44 thousand was recognized during the nine-month periods ended September 30, 2009 and 2008, respectively in connection with the Stockholder Notes.

In conjunction with the Stockholder Notes, the Company granted warrants to purchase an aggregate of 30,536,361 shares of common stock. The estimated fair value of the warrants according to the Black-Scholes pricing model was $3 thousand, which was recorded as debt discount and fully amortized as interest expense as of December 31, 2007. Both the fair value and exercise price of the warrants was $0.0001 per share.

In addition to the issuance of warrants to purchase the Company’s common stock, the Company also granted the stockholders warrants to purchase an aggregate of 7,213,030 shares of Series III preferred stock with an exercise price of $0.003. The estimated fair value of the warrants according to the Black-Scholes pricing model was $20 thousand, which was recorded as a warrant liability and debt discount. As of December 31, 2007, the debt discount had been fully amortized. The warrants liability in connection with the Stockholder Notes was valued $24 thousand as of September 30, 2009 and December 31, 2008, respectively, reflecting the periodic fair market value of the warrants.

Rent –The Company rents office space in Athens, Alabama and Quebec, Canada from stockholders. The Company made rent payments to stockholders totaling $53 thousand during each of the nine-month periods ended September 30, 2009 and 2008, respectively to stockholders.

9.	COMMITMENTS AND CONTINGENCIES

Commitments. We have lease financing arrangements (the “Capital Lease Arrangements”) related to certain property and equipment, as further described in Note 4. Payments under the Capital Lease Arrangements are to be made over a period of 24 to 60 months and have interest rates that range between 6.0% and 17.0% per annum on the outstanding principal balances. As of September 30, 2009 and December 31, 2008, outstanding obligations under the Capital Lease Arrangements totaled $60 thousand and $102 thousand, respectively. During the nine-month periods ended September 30, 2009 and 2008, the Company made payments of principal and interest totaling $87 thousand and $69 thousand, respectively, under the Capital Lease Arrangements.

Contingencies. We are sometimes a party to litigation incidental to our business. We believe that these routine legal proceedings will not have a material adverse effect on our financial position. We maintain insurance amounts with coverages and deductibles that we believe are reasonable. However, there can be no assurance that such coverages will continue to be available on reasonable terms or will be available in sufficient amounts to cover possible claims that may arise in the future, or that our insurers will not disclaim coverage as to any future claim. The successful assertion of one or more claims against the Company that exceed available insurance coverages or changes in the Company’s insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, would have a material adverse effect on the Company’s business, results of operations and financial condition.

FULLSCOPE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

9.	COMMITMENTS AND CONTINGENCIES (Continued)

Settlement. In March 2008, the Company received a demand letter from a customer seeking a refund with respect to payments made by the customer in connection with software and services provided by the Company. The customer alleged that the Company failed to deliver a fully functional, maintainable and extensible working software system pursuant to a contract between the two parties. In January 2009, a settlement was reached under which the Company is required to pay the plaintiff $625 thousand. Of this amount $350 thousand is due within twenty days of the settlement and the residual balance is to be paid in thirty-six equal, monthly installments. The Company’s insurance covered $150 thousand of the settlement and is included in accounts receivable as of December 31, 2008. As of September 30, 2009 and December 31, 2008, the Company has an accrual of $222 thousand and $625 thousand related to the settlement.

Unrecognized Tax Benefits. In connection with its adoption of the unrecognized tax benefits provisions of ASC Topic 740 as of January 1, 2009, the Company had approximately $25 thousand of unrecognized tax benefits, penalties and interest expense related to uncertain tax positions as of September 30, 2009. The establishment of the liability, in accordance with the provisions of ASC Topic 740, was recorded as an adjustment to retained deficit and was not recorded as current year income tax expense. No amounts were accrued as of December 31, 2008 related to unrecognized tax benefits, penalties and interest.

10.	MICROSOFT ASSET SALE

In July 2008, the Company entered an agreement with Microsoft for a one-year option to purchase certain software for $7.5 million. The Company received a $500 thousand nonrefundable option payment to be applied, if the option was exercised by Microsoft, towards the final purchase price. On June 25, 2009, Microsoft exercised its option to purchase the software and the Company entered into an asset purchase agreement. The Company received $6.3 million when the product was delivered to and accepted by Microsoft. The remaining balance of $700 thousand is to be held in escrow, accruing interest, until one year after the purchase date. This amount is reported in the Company’s September 30, 2009 balance sheet as restricted cash.

11.	SUBSEQUENT EVENT

On December 31, 2009, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Purchase Agreement”) with Edgewater Technology, Inc., under which Edgewater acquired all of the outstanding stock of the Company. The Company received $14.4 million in initial purchase price consideration at closing, which consisted of a payment of $12.5 million in purchase price consideration, plus $1.9 million in additional cash consideration attributable to the Company delivering net working capital in excess of agreed upon levels established in the Purchase Agreement.

In addition to the Purchase Agreement, the stockholders of the Company also entered into an earnout agreement under which the Company’s stockholders will be eligible to receive additional contingent consideration. Contingent earnout consideration to be paid, if any, to the Company’s stockholders will be based upon the generation of positive, after-tax income, which will be determined, periodically, over an eighteen-month period from the date of acquisition and concluding on June 30, 2011. There is no limit with respect to the amounts that can be earned by the Company’s stockholders under the terms of the earnout agreement.